Exhibit 3.3

Execution Version

AMENDMENT NO. 2

TO

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ALLIANCE RESOURCE PARTNERS, L.P.

May 31, 2018

This Amendment No. 2 (the “Amendment”) to the Fourth Amended and Restated Agreement of Limited Partnership of Alliance Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), dated as of July 28, 2017, as amended by Amendment No. 1, dated as of February 22, 2018 (the “Partnership Agreement”), is entered into and effective as of the date hereof at the direction of Alliance Resource Management GP, LLC, a Delaware limited liability company, as the general partner of the Partnership (the “General Partner”), pursuant to authority granted to it in Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.

RECITALS

WHEREAS, Section 5.1 of the Partnership Agreement currently provides as follows:

Section 5.1                                    Exchange of Incentive Distribution Rights and Economic General Partner Interest.

“As of the date hereof, pursuant to the IDR Contribution Agreement, the General Partner will contribute the Incentive Distribution Rights held by the General Partner and the economic general partner interest in the Partnership held by the General Partner to the Partnership in exchange for 56,100,000 Common Units and a non-economic General Partner Interest and (ii) ARGP will contribute its economic general partner interest in the Partnership and its general partner interest in the Intermediate Partnership to the Partnership in exchange for 7,181 Common Units. From the date hereof, effective immediately following the aforementioned transactions, the Incentive Distribution Rights shall no longer exist and the General Partner Interest shall be a non-economic general partner interest. The contribution of the economic general partner interest and the issuance of the non-economic General Partner Interest shall be deemed to happen simultaneously, with the effect that MGP was at all times a general partner of the Partnership.”

WHEREAS, the number of Common Units exchanged for ARGP’s general partner interests pursuant to the IDR Contribution Agreement was inaccurately calculated, and by the First Amendment to Contribution Agreement dated as of May 31, 2018, by and among the Partnership, the General Partner, ARGP, ARM GP Holdings, Inc., a Delaware corporation, MGP II, LLC, a Delaware limited liability company, and Alliance Holdings GP, L.P. (the “First Amendment”), the IDR Contribution Agreement has been amended to correct the error; and

WHEREAS, the General Partner wishes to amend the Partnership Agreement to reflect the 28,141 Common Units distributed to ARGP pursuant to the IDR Contribution Agreement, as amended by the First Amendment; and

WHEREAS, the General Partner is the general partner of the Partnership; and

WHEREAS, pursuant to Section 13.1 and Section 13.2 of the Partnership Agreement, the Partnership Agreement may be amended solely by the General Partner; and

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners in any material respect.

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

1.              Amendment. Section 5.1 of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

Section 5.1                                 Exchange of Incentive Distribution Rights and Economic General Partner Interest.

“As of the date hereof, pursuant to the IDR Contribution Agreement, (i) the General Partner will contribute the Incentive Distribution Rights held by the General Partner and the economic general partner interest in the Partnership held by the General Partner to the Partnership in exchange for 56,100,000 Common Units and a non-economic General Partner Interest and (ii) ARGP will contribute its economic general partner interest in the Partnership and its general partner interest in the Intermediate Partnership to the Partnership in exchange for 28,141 Common Units. From the date hereof, effective immediately following the aforementioned transactions, the Incentive Distribution Rights shall no longer exist and the General Partner Interest shall be a non-economic general partner interest. The contribution of the economic general partner interest and the issuance of the non-economic General Partner Interest shall be deemed to happen simultaneously, with the effect that MGP was at all times a general partner of the Partnership.”

2.              Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

3.              General Authority. The appropriate officers of the General Partner are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate and to interpret the Partnership Agreement to give effect to the intent and purpose of this Amendment.

4.              Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of laws.

5.              Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

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IN WITNESS WHEREOF, the General Partner has executed this Amendment as of the date first written above.

GENERAL PARTNER:

ALLIANCE RESOURCE MANAGEMENT GP, LLC

By:	/s/ R. Eberley Davis
Name:	R. Eberley Davis
Title:	Senior Vice President, General Counsel and Secretary

SIGNATURE PAGE TO

AMENDMENT NO. 2 TO

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

ALLIANCE RESOURCE PARTNERS, L.P.